UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TPG Specialty Lending, Inc., together with the other participants named herein (collectively, “TSLX”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes from the stockholders of TICC Capital Corp. (“TICC”) to: (a) elect TSLX’s director nominee at TICC’s 2016 annual meeting of stockholders and (b) approve a proposal to terminate the Investment Advisory Agreement, dated as of July 1, 2011, by and between TICC and TICC Management, LLC, as contemplated by Section 15(a) of the Investment Company Act of 1940, as amended.

On February 3, 2016, TSLX issued the following press release:

TPG Specialty Lending, Inc. Seeks to Elect New Independent Candidate to Board and Terminate Investment Advisory Agreement at TICC Capital Corp.

Sends Letter Highlighting Need for Immediate Change in Light of Appalling Performance of TICC’s External Manager, Value Destructive Capital Allocation Strategy, Highly Concerning Governance Issues, and Poor and Costly Investment Strategy

Nominates a Highly Qualified Candidate for Election to the Board at the 2016 Annual Meeting

Submits Proposal to Terminate Investment Advisory Agreement between TICC and TICC Management, LLC and End the External Manager’s Decade of Failed Returns

TSLX Affirms Commitment to Highly Compelling Proposal

TICC Dividend versus Net Investment Income Earned (Graphic: Business Wire)

February 04, 2016 07:00 AM Eastern Standard Time

NEW YORK—(BUSINESS WIRE)—TPG Specialty Lending, Inc. (“TSLX”; NYSE:TSLX), a specialty finance company focused on lending to middle-market companies, sent a letter yesterday to the Board of Directors of TICC Capital Corp., (“TICC”; Nasdaq: TICC) in which TSLX stated its intent to nominate T. Kelley Millet for election as a director of TICC at the 2016 annual meeting of TICC stockholders (the “Annual Meeting”) and to bring a proposal before the Annual Meeting to terminate the investment advisory agreement between TICC and its external manager.

TSLX, one of the largest stockholders of TICC, has taken these actions out of increasing concern that the Board’s leadership and the external manager’s actions will continue to destroy stockholder value. The need for an independent, highly qualified voice in the boardroom is overwhelmingly clear and the external manager’s decade of failed returns demands immediate change.

TSLX encourages interested stakeholders to visit the website, www.changeTICCnow.com, to view the letter and other materials relating to TSLX’s efforts to affect positive change at TICC to maximize stockholder value.

A copy of the letter follows:

February 3, 2016

TICC Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, Connecticut 06830

Attn: Board of Directors

Dear Members of the Board:

We are once again writing to you both as one of the largest stockholders of TICC Capital Corp. (“TICC”), and in the greater interest of all TICC stockholders. TPG Specialty Lending, Inc. (“TSLX”) is the beneficial and economic owner of approximately 3% of TICC’s outstanding shares of common stock.1

By nearly every measure, TICC and its external manager, TICC Management, LLC, have consistently failed stockholders. Since TICC’s IPO in 2003, the company has delivered total returns of just 27.0% versus 188.8% for the BDC Composite.2 Even more disturbing, TICC has underperformed the return of U.S. Treasuries over the last year and three years and since its IPO. Since stockholders blocked the flawed transaction backed by management on December 22, 2015, TICC’s stockholders have suffered further value destruction with the TICC stock down 16.4%.3

As we approach TICC’s annual meeting, your silence has made it clear to us that once again you do not intend to take any meaningful actions to deliver stockholder value. That is why today we delivered a formal notice of our nomination of a highly qualified and independent candidate — Mr. T. Kelley Millet — for election to the TICC Board at the 2016 Annual Meeting of Stockholders. As part of our formal notice, we have also submitted a proposal to terminate the investment advisory agreement between TICC and the external manager. As you are aware, under the Investment Company Act of 1940, as amended, stockholders have the power to terminate the external manager at no cost to stockholders.

We have taken these actions because we are gravely concerned that the Board’s leadership and the external manager’s actions will continue to destroy stockholder value. The need for an independent, highly qualified voice in the boardroom is overwhelmingly clear and the external manager’s decade of failed returns demands an immediate change.

These changes would positively impact TICC stockholders by:

1. Bringing in a new, independent perspective to the boardroom by adding Mr. Millet to the Board. His more than 30 years of proven industry expertise across the financial sector and particularly in credit markets coupled with his proven leadership as a director make him the ideal candidate to effect change at TICC. Of note, Mr. Millet, currently CEO of Banca IMI Securities, has guided companies in Chief Executive Officer and senior executive roles across the financial sector including roles with Pierpont Securities (2012-2013), Cortview Capital (2011-2012), MarketAxess Holdings (2006-2011), Bear Stearns (2001-2006), and J.P. Morgan (1982-2001). He also brings board experience that spans public financial technology companies to private equity-backed financial services companies to equity trading firms. He has a track record of success in reinvigorating companies, driving growth, prioritizing stockholders’ interests and protecting their investments.

2. Once and for all severing ties to a failed external manager that has not only delivered shockingly terrible stockholder returns but pursued a strategy that has impaired TICC’s financial future and served to enrich a few at the expense of the company’s stockholders.

3. Creating a path for TICC to fully and thoroughly explore strategic alternatives with a view to maximizing value for all TICC stockholders.

This is not our preferred course of action but the Board’s complete failure to act leaves us with no other choice. There is still time to avoid a costly proxy contest. We urge you to immediately seat Mr. Millet on the Board and reconstitute the Board with independent, highly qualified individuals willing to act aggressively in the interest of TICC stockholders. We also urge you to immediately terminate the existing investment advisory agreement with the external manager, and following the reconstitution of the Board, engage with us and other TICC stockholders in a comprehensive strategic review process to identify the best path forward to deliver value to stockholders, including but not limited to the sale of the Company’s assets and/or liquidation of the business. We feel strongly that change is needed at TICC for the following reasons:

1. The company’s past performance — delivered by the current external manager and overseen by the current Board — is appalling;

2. TICC’s value destructive capital allocation strategy has continually eroded NAV and diluted stockholders;

3. The TICC Board has ignored highly concerning conflicts of interest and seems to have prioritized wealth creation for the underperforming external manager, which provide little confidence that the Board, or the manager, is capable of focusing on driving value for stockholders; and

4. TICC’s poor and costly investment strategy disproportionally rewards its failed external manager at the expense of stockholders.

Appalling Performance

Since inception — and over almost any measurement period since — TICC has woefully underperformed all relevant benchmarks. It is shocking and unacceptable that in a historically low interest rate environment a TICC stockholder would have generated higher returns by investing in U.S. Treasuries rather than holding TICC stock. Consider the scope of TICC’s underperformance:

					TICC Relative Underperformance
Total Return (%)[4]	YTD	1Y	3Y	Since IPO[5]	YTD	1Y	3Y	Since IPO[5]
TICC	(17.6)%	(18.5)%	(29.5)%	27.0%	—	—	—	—
BDC Composite[6]	(6.4)	(7.6)	(7.0)	188.8	(11.3)%	(10.9)%	(22.5)%	(161.7)%
S&P 500	(5.0)	(0.7)	36.5	140.7	(12.6)	(17.8)	(66.0)	(113.7)
U.S. Treasuries	2.2	0.4	6.4	64.3	(19.8)	(18.9)	(35.9)	(37.3)
Investment Grade Debt	(0.1)	(3.8)	6.2	84.8	(17.5)	(14.6)	(35.7)	(57.8)
High Yield Debt	(1.3)	(7.0)	0.3	92.6	(16.3)	(11.4)	(29.8)	(65.6)

By any measure and over any time period, the external manager’s performance has been abysmal. Stockholders know full well that despite this massive value destruction the external manager has collected $134 million in fees since TICC’s IPO in 2003.7

Value Destructive Capital Allocation Strategy

These abysmal returns have been exacerbated by a capital allocation strategy that has eroded NAV, diluted stockholders and left TICC in a financial position in which it is essentially unable to take the actions necessary to deliver real value to its stockholders.

Contributing to this erosion of NAV is most certainly a flawed and value destructive dividend payment. By TICC’s own admission, its past dividends are in part a return of investor capital which, as five independent analysts have stated, is unsustainable. TICC has under-earned its dividend by a cumulative 31.6% in the four most recent quarters and likely would have under-earned its dividend in previous quarters if not for an accounting error by TICC disclosed in the first quarter of 2015.

Further, TICC has issued equity in the public markets ten times since its IPO, and once issued equity below NAV, in June 2008. These equity raises served only to increase fees for the external manager while the overall performance of TICC has continued to underperform, and likely suffered as a result of these equity raises. The dilutive capital raise significantly hurt stockholders and is yet another blatant example of the Board and external manager failing to prioritize stockholder value.

This failed management has resulted in a precipitous decline in net asset value per share and a high debt to equity ratio of 1.07 that severely limits TICC’s ability to raise additional capital or repurchase shares because of regulations that effectively limit business development companies to debt to equity ratios of 1.0x.

It is plain and simple that the external manager’s actions have not only delivered abysmal results but have resulted in a situation that severely limits the ability of any manager from rescuing TICC’s stockholder investments. The time to replace this manager has passed.

Highly Concerning Conflicts of Interest and Poor Corporate Governance

Equally concerning are the actions and oversight of this Board in enabling the external manager to inflict on stockholders more than a decade of mismanagement. This is a result of a static, entrenched Board that is in dire need of new, independent views.

The Board’s mismanagement became appallingly clear when TICC shocked the market and its stockholders by pursuing a transaction that would have resulted in a third party acquiring, and thereby replacing, the external manager—a transaction that was initially estimated to pay the external manager as much as $60 million despite the fact that the external manager can be terminated by the Board at no cost to stockholders. This transaction witnessed:

•	The Board refusing to meaningfully engage in any alternative proposals, and instead pursuing a transaction in which TICC Board members stood to personally make millions of dollars;

•	One “independent” Board member approving the transaction with glaring conflicts of interest, notably being paid $280,000 per year by other businesses associated with another conflicted Board member and owner of TICC’s manager;

•	The belief that TICC’s manager was forced to recut the transaction under pressure multiple times;

•	Three independent proxy advisory firms recommending stockholders vote against the transaction—with one of these firms ultimately changing its recommendation in large part due to the potentially adverse consequences for stockholders under the current Board regime;

•	Five of the six equity analysts covering TICC publicly expressing their opposition to the deal; and

•	TICC and the Board being found by a federal judge to have misled stockholders and likely violated federal securities laws by, among other things, omitting the amount to be paid to the interested directors of TICC in its disclosure to stockholders.

These actions by themselves are concerning, but the fact that members of the TICC Board stood to receive millions of dollars from the new adviser in this transaction is simply unacceptable. The exhibited misalignment with stockholders demands an independent voice to protect stockholder investments.

For 12 years, the TICC Board has gone unchanged and overseen drastic underperformance and management enrichment, while each director has received hundreds of thousands of dollars in compensation. We have grave concerns that these actions indicate the Board is either unwilling or incapable of acting independently to protect stockholder value.

In arguing for the conflicted transaction, TICC itself stated that a negative outcome for stockholders would be to leave stockholders’ investments burdened by the “same adviser” and “same Board.” However, by taking this line—and making these threats—the Board has blatantly disregarded its fiduciary responsibility to act in the best interests of stockholders.

Despite the Board’s own admission that change was needed, we have been shocked by the subsequent silence—particularly since the failed stockholder vote. Although TICC stated it intended to solicit the views of stockholders, no representatives of TICC have contacted us, one of your largest stockholders, to engage with us since the failed vote. As we outlined in our November 29th letter, we expected this Board to act regardless of the success or failure of the conflicted transaction. The clear path for change includes:

•	Immediately seating Mr. Millet on the Board and further refreshing the Board with a new slate of independent directors, in consultation with us and other stockholders;

•	Immediately terminating the existing investment advisory agreement with the external manager; and

•	Promptly following the reconstitution of the Board, conducting a comprehensive strategic review process to identify the best path forward to deliver value to stockholders.

By failing to take meaningful action, TICC’s Board has left its stockholders with the failed status quo—the same failed manager and the same conflicted Board.

It is hard to see how even the 35% of shares eligible to vote who voted in favor of the conflicted transaction reflects positively on the Board or as support for the external manager. We believe that this 35% was desperate for a change in management, even if it meant an underperforming manager would receive millions. On the other hand, those voting against the transaction were opposed to seeing a failed manager get rewarded in a conflicted transaction and, like us, are demanding the Board seek better options.

Poor and Costly Investment Strategy

Perhaps most egregious is that given the composition of TICC’s portfolio, management has taken a disproportionate share of Total Economics of TICC stockholders’ investment.8 TICC’s total stockholder fees and expenses have been well above the BDC Composite median since 2012.910 The numbers show that, since 2012, for every $1.00 of Total Economics created, stockholders have incurred $0.84 of fees and expenses, the vast majority of which has gone to the external manager.

Moreover, TICC’s management is also vastly overcompensated given that its portfolio is largely the same as a class of mutual funds that charges far lower fees for the same service. In this sense, according to certain industry analysts, TICC has charged approximately six times the fees it should properly be entitled to.11

The bottom line is that, when considering the nature of TICC’s assets and incorporating the expected return, one dollar invested with TICC is immediately and automatically worth notably less than one dollar for stockholders. It’s clear that TICC provides stockholders with exposure to assets that can otherwise be accessed significantly less expensively, all in an effort to maximize management margins at the expense of stockholders.

The Time for Change is Now

Time is overdue for TICC to become a professionally governed public company with a focus on maximizing stockholder value. Our director nominee, Mr. Millet, brings the independent, highly qualified background to effect meaningful change within this stalled boardroom. In addition, after more than a decade of failed performance, the external manager contract must now be terminated.

As you know, we previously made a highly compelling proposal to acquire TICC. Despite your lack of response, we stand by this offer. We are steadfast in our belief that a combination with TSLX is the strategic alternative that offers the most value to TICC’s stockholders and we remain willing to engage in discussions with the Board.

However, the Board’s complete refusal to maximize stockholder value, regardless of our offer, has brought us here today. The need for an end to the external manager and an independent voice in the boardroom are the first priority for TICC stockholders.

As you acknowledged, the status quo is unacceptable.

It is time for stockholders to take action. The time for change is now.

Very truly yours,

TPG SPECIALTY LENDING, INC.

Joshua E. Easterly

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

TPG Specialty Lending, Inc.’s Highly-Qualified Director Nominee

A biography of the nominee follows:

Mr. Millet, age 56, is the CEO, Vice Chairman, Treasurer and member of the board of Banca IMI Securities Corp., a provider of banking and brokerage services to institutional investors. In addition, Mr. Millet currently serves on the board of directors of Investment Technology Group, Inc., where he is also a member of the audit, capital and technology committees. From 2012 until 2016, Mr. Millet served on the board of The Mutual Fund Store, a provider of personalized financial planning and money management services. From 2013 to 2014, Mr. Millet served as a consultant to Investment Technology Group, Inc.’s CEO and board of directors. Previously, (a) from 2012 until 2013, Mr. Millet served as Co-President, Partner and a member of the board of directors of Pierpont Securities LLC, a fixed income broker-dealer, (b) from 2011 until 2012, Mr. Millet was CEO and a member of the board of directors of the broker-dealer, Cortview Capital Holdings Inc. and (c) from 2006 until 2011, Mr. Millet served as President and as a member of the board of directors of MarketAxess Holdings Inc. (“MarketAxess”), a publicly-traded company that operates an electronic fixed income trading platform. Prior to MarketAxess, Mr. Millet was Global Head of Capital Markets and Credit Trading at Bear Stearns & Co. Inc. from 2001 through 2006. From 1982 to 2001, Mr. Millet held a variety of positions at JPMorgan Chase & Co., which culminated in his appointment as Managing Director, Head of Global Syndicate and Capital Markets. Mr. Millet received a B.A. from Amherst College. Mr. Millet’s significant experience as a senior executive coupled with his extensive financial expertise and public company board experience well qualifies him for service on the board of directors of the Company.

Reconciliation of Certain Non-GAAP Financial Measures

Fees as a portion of Total Economics of your investment, as set forth in this letter, may be considered a non-GAAP financial measure. TSLX provides this information to stockholders because TSLX believes it enhances stockholders’ understanding of the relative costs stockholders bear in relation to the assets generated by operations of TICC and comparable companies included in the BDC Composite as defined above, respectively. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TSLX may not be comparable to similarly titled amounts used by other companies.

Total Economics = Economic Profit + Shareholder Value Gained / (Lost) due to the Change in Premium / (Discount) to Average NAV

Economic Profit = Increase in Net Assets Resulting from Operations + Total Shareholder Fees & Expenses

Shareholder Value Gained / (Lost) Due to the Change in Premium / (Discount) to Average NAV calculated as the change in premium (or discount) to NAV per share between the close of the trading day following the filing of 12/31/2011 financial statements and the close of the trading day following the release of 9/30/2015 financial statements multiplied by the average NAV between those trading days (calculated as shares outstanding on such trading day multiplied by the then-most recently reported NAV per share).

The table that follows illustrates the reconciliation of the net increase in net assets resulting from operations since 2012 to Economic Profit and the calculation of the ratio of Total Shareholder Fees and Expenses to Total Economics for TICC.

TSLX believes that Total Shareholder Fees & Expenses and Total Economics for each company in the BDC Composite was calculated on a substantially equivalent basis to the methodology shown for TICC.

For companies that reported management or incentive fee waivers in the periods subsequent to 12/31/2011, including AINV, FSC and NMFC, which are included in the BDC Composite, Total Shareholder Fees & Expenses and Economic Profit are calculated pro forma as if (i) the fee waivers had not been applied and (ii) the corresponding reduction in pre-incentive fee net investment income resulted in a reduction in incentive fees (calculated by multiplying the amount of management fees waived by the incentive fee rate for each company). No pro forma adjustments were made to NAV per share in the calculation of Shareholder Value Gained / (Lost) Due to Change in Premium / (Disc.) to Average NAV.

TICC	2012	2013	2014	2015 (through Sep 30)	Cumulative
Net Increase in Net Assets Resulting from Operations (GAAP)	$68,323	$58,945	$(3,348)	$1,122	$125,041
($ in thousands, except per share amounts and where noted)

Shareholder Fees & Expenses:
Compensation expense (GAAP)	$1,183	$1,648	$1,861	$965	$5,657
Investment advisory fees (GAAP)	11,223	19,096	21,150	15,574	67,043
Professional fees (GAAP)	1,874	1,996	2,150	2,331	8,351
Insurance (GAAP) [1]	69	69	69	0	206
Directors’ Fees (GAAP) [1]	261	323	317	0	900
Transfer agent and custodian fees (GAAP) [1]	129	229	284	0	642
General and administrative (GAAP)	1,028	1,590	1,398	1,673	5,689
Net investment income incentive fees (GAAP)	5,460	6,581	5,604	(930)	16,715
Capital gains incentive fees (GAAP)	5,509	(1,192)	(3,873)	0	444
Total Shareholder Fees & Expenses	26,735	30,339	28,959	19,614	105,646
Economic Profit (Net Increase in Net Assets Resulting from Operations + Total Shareholder Fees & Expenses)	$95,058	$89,284	$25,611	$20,735	$230,688

TICC NAV Per Share 12/31/2011 (Released 03/15/2012)					$9.30
TICC Share Price 03/16/2012					10.09
Premium / (Discount) to NAV 03/16/2012					9%
Shares Outstanding (millions) (as of 3/16/2012)					37
TICC NAV Per Share 9/30/15 (Released 11/9/2015)					$7.81
TICC Share Price 11/10/2015					6.45
Premium / (Discount) to NAV 11/10/2015					(17)%
Shares Outstanding (millions) (as of 11/10/2015)					60

Change in Premium / (Discount) to NAV					(26)%
Shareholder Value Gained / (Lost) due to Change in Premium / (Disc.) to Average NAV					$(105,534)
Total Economics (Economic Profit + Shareholder Value Gained / (Lost) due to Change in Premium / (Disc.) to Average NAV)					$125,153
Ratio of Total Shareholder Fees & Expenses to Total Economics					84%

(1)	For the nine months ended September 30, 2015, directors’ fees, insurance, and transfer agent and custodian fees, which previously had been separately reported, were included in “General and administrative.”

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX” or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with approximately $12 billion of assets under management as of September 30, 2015, and the broader TPG platform, a global private investment firm with over $70 billion of assets under management as of September 30, 2015. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX’s proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX” or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, portfolio, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX intends to file a preliminary proxy statement with the SEC to be used to solicit votes at the 2016 annual meeting of stockholders of TICC in favor of (a) the election of its nominee to serve as a director of TICC and (b) TSLX’s proposal to terminate the Investment Advisory Agreement, dated as of July 1, 2011, by and between TICC and TICC Management, LLC, as contemplated by Section 15(a) of the Investment Company Act of 1940, as amended.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND ON TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participants in the solicitation are TSLX and T. Kelley Millet, and certain of TSLX’s directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC. As of the date hereof, Mr. Millet did not directly or indirectly beneficially own any shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015, and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

[1]	As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC
[2]	TICC and benchmark returns indexed to November 21, 2003. Total return calculation includes share price appreciation and cumulative dividends paid. BDC Composite comprised of ACAS, AINV, ARCC, BKCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, and TCRD, and are calculated through February 1, 2016.
[3]	This figure is calculated through February 1, 2016.
[4]	Total return calculation includes share price appreciation and cumulative dividends paid, and are calculated through February 1, 2016.
[5]	TICC and benchmark returns indexed to November 21, 2003.
[6]	BDC Composite comprised of ACAS, AINV, ARCC, BKCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, and TCRD
[7]	This calculation includes investment advisory fees, net investment income incentive fees and capital gains incentive fees paid by TICC to the external manager since inception through the end of the third quarter of 2015.
[8]	Total Economics defined as Economic Profit + Shareholder Value Gained / (Lost) due to change in Premium / (Discount) to Average NAV. Economic Profit equals Net Increase in Net Assets as a Result of Operations + Total Shareholder Fees & Expenses. Shareholder Value Gained / (Lost) due to change in Premium / (Discount) to Average NAV calculated as the change in premium (or discount) to NAV per share between the close of the trading day following the filing of 12/31/2011 financial statements and the close of the trading day following the release of 9/30/2015 financial statements multiplied by the average NAV between those trading days (calculated as shares outstanding on such trading day multiplied by the then-most recently reported NAV per share). See table below titled “Reconciliation of Certain Non-GAAP Financial Measures” for a reconciliation to the most recent comparable financial measures presented in accordance with GAAP. Source: Company Filings. Capital IQ, Financial data as of 9/30/2015.
[9]	BDC Composite comprised of ACAS, AINV, ARCC, BKCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, and TCRD. TSLX believes that Total Shareholder Fees & Expenses and Total Economics for each company in the BDC Composite was calculated on a substantially equivalent basis to the methodology shown for TICC in “Reconciliation of Certain Non-GAAP Financial Measures,” including pro forma adjustments to exclude effects of any management or incentive fee waiver, where applicable. Source: Company Filings. Capital IQ, Financial data as of 9/30/2015.
[10]	Pro forma to exclude effects of management fee waiver. See “Reconciliation of Certain Non-GAAP Financial Measures.”
[11]	TICC Reiterates Rejection of TSLX’s offer, Wells Fargo, September 22, 2015

Contacts

Investors:

TPG Specialty Lending, Inc.

Robert Ollwerther, 212-430-4119

bollwerther@tpg.com

or

TPG Specialty Lending, Inc.

Lucy Lu, 212-601-4753

llu@tpg.com

or

MacKenzie Partners, Inc.

Charlie Koons, 212-929-5708

ckoons@mackenziepartners.com

or

Media:

TPG Specialty Lending

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson / Pat Tucker, 212-371-5999

tbj@abmac.com /pct@abmac.com